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                 [LETTERHEAD OF PORTER & HEDGES APPEARS HERE]


                                 May 22, 1996


Securities and Exchange Commission
Judiciary Plaza
450 5th Street, N.W.
Washington, D.C. 20549


Re: Texas Biotechology Corporation-Amendment No. 1 to Form S-3 Registration
    Statement (the "Registration Statement")


Ladies and Gentlemen:

    We have acted as counsel to Texas Biotechnology Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-3 under the Securities Act of 1933, as amended, of 7,273,928 shares of the Company's common stock, par value $.005 per share (the "Common Stock"). In such capacity, we have examined the certificate of incorporation, as amended, the bylaws, and corporate proceedings of the Company, and based on such examination and having regard for applicable legal principles, it is our opinion that (i) the 6,551,848 previously issued shares of Common Stock to be offered and sold pursuant to the Registration Statement are validly issued, fully-paid and nonassessable outstanding shares of Common Stock and (ii) up to 722,080 shares of Common Stock (issuable on the exercise of warrants) to be offered and sold pursuant to the Registration Statement will be, when issued in accordance with the terms of the warrants, validly issued, fully-paid and nonassessable outstanding shares of Common Stock.

    We consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus included in the Registration Statement.

                                                Very truly yours,

                                                /s/ [SIGNATURE OF PORTER &
                                                        HEDGES APPEARS HERE]
                                                    PORTER & HEDGES, L.L.P.